Exhibit 99.1

First Western Reports Third Quarter 2019 Financial Results

Third Quarter 2019 Summary

•Net income available to common shareholders of $2.4 million in Q3 2019, compared to net income available to common shareholders of $1.4 million in Q2 2019 and $1.4 million in Q3 2018

•Diluted EPS of $0.30 in Q3 2019, compared to $0.18 in Q2 2019 and $0.19 in Q3 2018

•Total assets of $1.27 billion at September 30, 2019, representing annualized growth of 27.4%, compared to $1.19 billion at June 30, 2019 and an annualized growth of 16.0%

•Total assets under management surpassed $6.1 billion at September 30, 2019, an increase of 8.7% from September 30, 2018

•Average deposits increased $75.1 million from Q2 2019 to Q3 2019

•Total deposits of $1.1 billion, a 41.3% annualized increase from Q2 2019 and a 26.2% increase from Q3 2018

•Loan production of $55.4 million in Q3 2019 offset by elevated payoffs of $71.3 million, compared to loan production of $52.6 million and payoffs of $44.7 million in Q2 2019

•Non-interest income increased 2.4% from Q2 2019 and 32.4% from Q3 2018

•Sale of Los Angeles-based fixed income team now expected to close during Q4 2019

Denver, Colo., October 24, 2019 – First Western Financial, Inc., (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the third quarter ended September 30, 2019.

Net income available to common shareholders was $2.4 million, or $0.30 per diluted share, for the third quarter of 2019. This compares to $1.4 million, or $0.18 per diluted share, for the second quarter of 2019, and $1.4 million, or $0.19 per diluted share, for the third quarter of 2018, which included $0.3 million of preferred stock dividends. The preferred stock was redeemed in the third quarter of 2018.

“We had another good quarter of business development and client acquisitions, resulting in significant growth in total deposits and assets under management, as well as another quarter of strong contribution from our residential mortgage business,” said Scott C. Wylie, CEO of First Western. “We continue to generate strong loan production, although we saw a significant increase in payoffs in the third quarter, which negatively impacted our total loan growth and net interest income. Our loan pipeline remains healthy, which should result in continued strong loan production. However, we anticipate that elevated payoffs will continue to be a headwind to our total loan growth in the near-term. Over the longer-term, we are optimistic about our opportunities to drive additional profitable growth as we put our rapid increase in liquid assets to work, continue to attract new clients, gain scale, and realize additional operating leverage.”

	For the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2019	2019	2018
Earnings Summary
Net interest income	$7,940	$7,960	$7,788
Less: provision for (recovery of) credit losses	100	(78)	18
Total non-interest income	8,788	8,586	6,638
Total non-interest expense(1)	13,442	14,659	12,176
Income before income taxes	3,186	1,965	2,232
Income tax expense	780	561	543
Net income	2,406	1,404	1,689
Preferred stock dividends	—	—	(255)
Net income available to common shareholders	2,406	1,404	1,434
Adjusted net income available to common shareholders(2)	2,406	2,586	1,434
Basic and diluted earnings per common share	0.30	0.18	0.19
Adjusted basic and diluted earnings per common share(2)	$0.30	$0.33	$0.19

Return on average assets (annualized)	0.80%	0.50%	0.65%
Adjusted return on average assets (annualized) (2)	0.80	0.91	0.65
Return on average shareholders’ equity (annualized)	7.74	4.61	6.01
Adjusted return on average shareholders’ equity (annualized) (2)	7.74	8.50	6.01
Return on tangible common equity (annualized) (2)	9.39	5.68	6.46
Adjusted return on tangible common equity (annualized) (2)	9.39	10.51	6.46
Net interest margin	2.95	3.10	3.29
Efficiency ratio(2)	80.62%	78.24%	82.96%

(1)	Includes non-operating goodwill impairment charge of $1.6 million for the three months ended June 30, 2019.
(2)	Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Operating Results for the Third Quarter 2019

Revenue

Gross revenue (total income before non-interest expense,  less net gains on sale of securities and plus provision for credit losses) was $16.6 million for the third quarter of 2019, compared to $16.5 million for the second quarter of 2019. The increase in revenue was primarily driven by a $0.1 million increase in trust and investment management fees.

Relative to the third quarter of 2018, gross revenue increased $2.2 million from $14.4 million. The increase was due to growth in all major categories of gross revenues including net interest income, trust and investment management fees, and net gain on mortgage loans sold resulting from increased mortgage activity and improvement in operational efficiencies within the Mortgage segment.

Net Interest Income

Net interest income for the third quarter of 2019 was $7.9 million, materially unchanged from the second quarter of 2019, as interest-bearing deposit growth increased on-balance sheet liquidity and outpaced loan growth.  On a quarter-over-quarter basis, net interest income was impacted by an $84.5 million increase in average interest-bearing deposits, partially offset by average loan growth of $2.2 million.  The cost of interest-bearing deposits increased 2 basis points to 1.63%, while average loan yields increased 2 basis points to 4.55%.

Relative to the third quarter of 2018, net interest income increased 2.0% from $7.8 million. The year-over-year increase in net interest income was due primarily to growth in average loans, partially offset by increases in average interest-bearing liabilities and funding costs.

Net Interest Margin

Net interest margin for the third quarter of 2019 decreased to 2.95% from 3.10% in the second quarter of 2019. The decrease was primarily driven by the on-boarding deposits from new high net worth clients. This drove an increase in MMDA balances and corresponding interest expense, and an unfavorable shift in the mix of earning assets.

Relative to the third quarter of 2018, the net interest margin decreased from 3.29%, primarily due to a  40 basis point increase in the average cost of funds, which was partially offset by a 6 basis point increase in the average yield on interest earning assets.

Non-interest Income

Non-interest income for the third quarter of 2019 was $8.8 million, an increase of 2.4% from $8.6 million in the second quarter of 2019.  The increase was primarily due to higher trust and investment management fees and a gain on the sale of securities.

Relative to the third quarter of 2018, non-interest income increased 32.4% from $6.6 million.  The increase was primarily attributable to higher net gains on mortgage loans sold as a result of a higher volume of mortgages sold in 2019.

Non-interest Expense

Non-interest expense for the third quarter of 2019 was $13.4 million, a decrease of 8.3% from $14.7 million for the second quarter of 2019.  Non-interest expense for the second quarter of 2019 included a $1.6 million goodwill impairment charge related to the July 2019 agreement to sell the Company’s Los Angeles-based fixed income team.  Excluding the goodwill impairment charge, non-interest expense increased 2.7%.  Non-interest expense also increased 10.4% from $12.2 million in the third quarter of 2018.  Relative to both prior periods, the higher non-interest expense in the third quarter of 2019 was primarily attributable to an increase in salaries and employee benefits.

The increase in salary and employee benefits was primarily driven by $0.5 million increase in non-operating equity compensation expenses for performance related earnout payouts as a result of the September 2017 acquisition of EMC Holdings, LLC (“EMC”) along with $0.4 million of higher incentive compensation accruals.

As part of the EMC acquisition agreement, the effective date of the performance related payout is August 31 of each year.  If mortgage volume and income remain flat compared to the September 30, 2019 results and using the August 31, 2019 MYFW stock price, the Company expects to recognize the remaining equity compensation expense allowable under this agreement, approximately $0.4 million of additional expense,  by the end of the first quarter 2020.

Non-interest expense for the third quarter of 2019 also included approximately $0.14 million in non-recurring professional services fees related to the pending sale of the Company’s Los Angeles-based fixed income team.

The Company’s efficiency ratio was 80.6% in the third quarter of 2019, compared with 78.2% in the second quarter of 2019 and 83.0% in the third quarter of 2018.  The efficiency ratio was negatively impacted during the third quarter 2019 by various acquisition and disposition related expenses.  The impact of the above noted items on the third quarter 2019 net income available to shareholders and on earnings per share are as follows:

As of and for the Three Months Ended	September 30,
(Dollars in thousands, except share and per share data)	2019
Impact of Acquisition/Disposition Related Expenses on Net Income Available To Common Shareholders(1)
Net income available to common shareholders	$2,406
Plus acquisition/disposition related expenses net of income tax impact:
EMC performance related earnout payouts	350
Expenses related to sale of L.A. fixed income team	99
Net income available to shareholders adjusted for impact of acquisition/disposition expenses(1)	$2,855

Impact of Acquisition/Disposition Related Expenses on Earnings Per Share(1)
Earnings per share	$0.30
Plus acquisition/disposition related expenses net of income tax impact:
EMC performance related earnout payments	0.04
Expenses related to sale of L.A. fixed income team	0.01
Earnings per share adjusted for impact of acquisition/disposition expenses(1)	$0.35

(1)

This table contains certain non-GAAP financial measures that are intended to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance.

Income Taxes

The Company recorded income tax expense of $0.8 million for the third quarter of 2019, representing an effective tax rate of 24.5%, compared to 28.5% for the second quarter of 2019.  The second quarter expense was higher primarily due to the vesting of Restricted Stock Units which occurred during the three months ended June 30, 2019.

Loan Portfolio

Total gross loans including mortgage loans held for sale were $995.8 million at September 30, 2019, an increase of $20.2 million from the end of the prior quarter, representing an annualized growth of 8.3% and an increase of $119.3 million from September 30, 2018,  or 13.6% growth.

Gross loans, excluding mortgage loans held for sale, totaled $926.6 million at September 30, 2019, compared to $939.4 million at June 30, 2019 and $857.3 million at September 30, 2018. The decrease in gross loans from June  30, 2019 was primarily attributable to elevated payoffs and paydowns experienced in the 1-4 family residential and non-owner occupied commercial real estate portfolios. Net loan payoffs in the loan portfolio totaled $71.3 million in the third quarter of 2019, an increase from $44.7 million in the second quarter of 2019.

Deposits

Total deposits were $1.1  billion at September 30, 2019, compared to $1.0 billion at June 30, 2019, and $878.6 million at September 30, 2018, which represents a 41.3% annualized increase from the second quarter 2019 and a 26.2% increase from the third quarter 2018. The increase in total deposits from June 30, 2019 was due primarily to an increase in money market accounts related to the addition of new high net worth clients.

Average total deposits for the third quarter of 2019 increased $75.1 million, or 31.0%  annualized, from the second quarter of 2019 and increased $180.3 million, or 20.9%, from the third quarter of 2018.

Assets Under Management

Total assets under management increased by $148.2 million during the third quarter to $6.12 billion at September 30, 2019, compared to $5.97 billion at June 30, 2019, and $5.63 billion at September 30, 2018.  The increase was primarily attributable to market gains.

Credit Quality

Non-performing assets totaled $14.6 million, or 1.15% of total assets, at September 30, 2019, up from $13.5 million, or 1.13% of total assets, at June  30, 2019 due to an increase in TDR balances.

Consistent with the prior eleven quarters, the Company did not record any charge-offs in the third quarter of 2019.

The Company recorded a provision for loan losses of $0.1 million in the third quarter of 2019, primarily due to an increase in substandard loans.

Capital

At September 30, 2019, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. At September 30, 2019, the Bank was classified as “well capitalized,” as summarized in the following table:

September 30,
2019
Consolidated Capital
Common Equity Tier 1(CET1) to risk-weighted assets	11.73%
Tier 1 capital to risk-weighted assets	11.73
Total capital to risk-weighted assets	13.36
Tier 1 capital to average assets	8.76

Bank Capital
Common Equity Tier 1(CET1) to risk-weighted assets	10.98
Tier 1 capital to risk-weighted assets	10.98
Total capital to risk-weighted assets	11.87
Tier 1 capital to average assets	8.19%

Tangible book value per common share increased 3.6% to $12.83 at September 30, 2019, from  $12.38 at June 30, 2019.

During the third quarter of 2019, the Company repurchased 582 shares of its common stock at an average price of $14.00 under its stock repurchase program, which authorized the repurchase of up to 300,000 shares of its common stock.  As of September 30, 2019, the Company had up to 299,418 shares remaining under the current stock repurchase authorization.

Sale of Los Angeles-based Fixed Income Team

On July 19, 2019, the Company announced that it had entered into an agreement to sell its Los Angeles-based fixed income portfolio management team (“LA fixed income team”) and certain advisory and sub-advisory arrangements to Lido Advisors, LLC and Oakhurst Advisors, LLC.  The sale of the LA fixed income team is now expected to close during the fourth quarter of 2019. As a result of the pending sale, $3.6 million in assets and $0.1 in liabilities were moved to held for sale during the period.

The Company continues to expect the sale to result in an estimated positive impact to tangible common equity of approximately $3.3 million to $3.9 million to be recognized at closing.

Conference Call, Webcast and Slide Presentation

The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, October 25, 2019. The call can be accessed via telephone at 877-405-1628; passcode 7935958.  A recorded replay will be accessible through November 1, 2019 by dialing 855-859-2056; passcode 7935958.

A slide presentation relating to the third quarter 2019 results will be accessible prior to the scheduled conference call.  The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.

About First Western

First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming and California.  First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”).   These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” “Gross Revenue,” “Adjusted Net Income Available to Common Shareholders,” “Adjusted Earnings Per Share,” “Adjusted Return on Average Assets,” “Adjusted Return on Average Shareholders’ Equity,” and “Adjusted Return on Tangible Common Equity.”  The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the risk of geographic concentration in Colorado, Arizona, Wyoming and California; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for credit losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 21, 2019 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Financial Profiles, Inc.

Tony Rossi

310-622-8221

Larry Clark

310-622-8223

MYFW@finprofiles.com

IR@myfw.com

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	For the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2019	2019	2018
Interest and dividend income:
Loans, including fees	$10,672	$10,600	$9,468
Investment securities	312	331	266
Federal funds sold and other	489	243	206
Total interest and dividend income	11,473	11,174	9,940

Interest expense:
Deposits	3,363	2,995	1,761
Other borrowed funds	170	219	391
Total interest expense	3,533	3,214	2,152
Net interest income	7,940	7,960	7,788
Less: provision for (recovery of) credit losses	100	(78)	18
Net interest income, after provision for (recovery of) credit losses	7,840	8,038	7,770

Non-interest income:
Trust and investment management fees	4,824	4,693	4,770
Net gain on mortgage loans sold	3,291	3,262	1,159
Bank fees	283	341	361
Risk management and insurance fees	176	194	249
Net gain on securities	119	—	—
Income on company-owned life insurance	95	96	99
Total non-interest income	8,788	8,586	6,638
Total income before non-interest expense	16,628	16,624	14,408

Non-interest expense:
Salaries and employee benefits	8,504	7,699	7,221
Occupancy and equipment	1,388	1,398	1,427
Professional services	745	1,036	805
Technology and information systems	961	1,016	965
Data processing	854	742	697
Marketing	272	441	274
Amortization of other intangible assets	52	142	208
Goodwill impairment	—	1,572	—
Other	666	613	579
Total non-interest expense	13,442	14,659	12,176
Income before income taxes	3,186	1,965	2,232
Income tax expense	780	561	543
Net income	2,406	1,404	1,689
Preferred stock dividends	—	—	(255)
Net income available to common shareholders	$2,406	$1,404	$1,434
Earnings per common share:
Basic and diluted	$0.30	$0.18	$0.19

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	September 30,	June 30,	September 30,
	2019	2019	2018
(Dollars in thousands)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$3,828	$1,974	$1,232
Interest-bearing deposits in other financial institutions	142,348	90,795	69,186
Total cash and cash equivalents	146,176	92,769	70,418

Available-for-sale securities	61,491	51,698	45,492
Correspondent bank stock, at cost	582	1,649	2,392
Mortgage loans held for sale	69,231	36,269	19,238
Loans, net of allowance of $7,675, $7,575 and $7,118	918,911	931,820	850,199
Premises and equipment, net	5,483	5,683	6,263
Accrued interest receivable	2,968	3,184	2,854
Accounts receivable	4,978	4,718	4,736
Other receivables	865	872	1,841
Other real estate owned, net	658	658	658
Goodwill	19,686	23,239	24,811
Other intangible assets, net	36	88	565
Deferred tax assets, net	4,765	4,607	4,626
Company-owned life insurance	14,993	14,898	14,614
Other assets	17,549	18,313	2,820
Assets held for sale	3,553	—	—
Total assets	$1,271,925	$1,190,465	$1,051,527

LIABILITIES
Deposits:
Noninterest-bearing	$231,535	$229,266	$219,400
Interest-bearing	877,369	775,911	659,239
Total deposits	1,108,904	1,005,177	878,639
Borrowings:
Federal Home Loan Bank Topeka borrowings	10,000	36,060	44,598
Subordinated Notes	6,560	6,560	6,560
Accrued interest payable	356	274	211
Other liabilities	20,262	20,237	7,355
Liabilities held for sale	111	—	—
Total liabilities	1,146,193	1,068,308	937,363

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	125,732	122,157	114,164
Total liabilities and shareholders’ equity	$1,271,925	$1,190,465	$1,051,527

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of
	September 30,	June 30,	September 30,
(Dollars in thousands)	2019	2019	2018
Loan Portfolio
Cash, Securities and Other	$146,622	$149,503	$132,920
Construction and Development	42,059	40,826	37,423
1 - 4 Family Residential	366,238	373,836	327,674
Non-Owner Occupied CRE	138,753	152,664	165,670
Owner Occupied CRE	119,497	112,660	94,698
Commercial and Industrial	111,187	108,516	97,772
Total loans held for investment	$924,356	$938,005	$856,157
Deferred costs, net	2,230	1,390	1,160
Gross loans	$926,586	$939,395	$857,317
Mortgage loans held for sale	$69,231	$36,269	$19,238

Deposit Portfolio
Money market deposit accounts	$620,434	$508,263	$444,580
Time deposits	170,457	176,128	148,425
Negotiable order of withdrawal accounts	83,022	88,687	64,777
Savings accounts	3,456	2,833	1,457
Total interest-bearing deposits	$877,369	$775,911	$659,239
Noninterest-bearing accounts	$231,535	$229,266	$219,400
Total deposits	$1,108,904	$1,005,177	$878,639

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	For the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2019	2019	2018
Average Balance Sheets
Average Assets
Interest-earnings assets:
Interest-bearing deposits in other financial institutions	$88,782	$40,755	$41,538
Available-for-sale securities	51,368	52,852	48,438
Loans	937,260	935,025	857,676
Interest earning-assets	1,077,410	1,028,632	947,652
Mortgage loans held for sale	52,546	31,454	22,294
Total interest earning-assets, plus mortgage loans held for sale	1,129,956	1,060,086	969,946
Allowance for loan losses	(7,584)	(7,648)	(7,141)
Noninterest-earnings assets	81,171	79,735	72,922
Total assets	$1,203,543	$1,132,173	$1,035,727

Average Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$826,490	$742,002	$640,507
Federal Home Loan Bank Topeka borrowings	10,567	17,922	44,804
Subordinated notes	6,560	6,560	8,489
Total interest-bearing liabilities	$843,617	$766,484	$693,800
Noninterest-bearing liabilities:
Noninterest-bearing deposits	215,721	225,153	221,411
Other liabilities	19,881	18,830	8,132
Total noninterest-bearing liabilities	$235,602	$243,983	$229,543
Shareholders’ equity	$124,324	$121,706	$112,384
Total liabilities and shareholders’ equity	$1,203,543	$1,132,173	$1,035,727

Yields (annualized)
Interest-bearing deposits in other financial institutions	2.20%	2.38%	1.98%
Available-for-sale securities	2.43	2.51	2.20
Loans	4.55	4.53	4.42
Interest earning-assets	4.26	4.35	4.20
Mortgage loans held for sale	3.46	3.73	4.36
Total interest earning-assets, plus loans held for sale	4.22	4.33	4.20
Interest-bearing deposits	1.63	1.61	1.10
Federal Home Loan Bank Topeka borrowings	1.93	2.23	2.05
Subordinated notes	7.26	7.26	7.59
Total interest-bearing liabilities	1.68	1.68	1.24
Net interest margin	2.95	3.10	3.29
Interest rate spread	2.58%	2.67%	2.96%

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of and for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2019	2019	2018
Asset Quality
Nonperforming loans	$13,980	$12,803	$18,388
Nonperforming assets	14,638	13,461	19,046
Net recoveries	—	(8)	—
Nonperforming loans to total loans	1.51%	1.36%	2.14%
Nonperforming assets to total assets	1.15	1.13	1.81
Allowance for loan losses to nonperforming loans	54.90	59.17	38.71
Allowance for loan losses to total loans	0.83	0.81	0.83
Net charge-offs to average loans	—%	—%	—%

Assets under management	$6,116,510	$5,968,318	$5,626,163

Market Data
Book value per share at period end	$15.75	$15.30	$14.33
Tangible book value per common share(1)	$12.83	$12.38	$11.14
Weighted average outstanding shares, basic	7,890,959	7,881,999	7,373,770
Weighted average outstanding shares, diluted	7,914,959	7,897,092	7,388,845
Shares outstanding at period end	7,983,866	7,983,866	7,968,420

Consolidated Capital
Common Equity Tier 1(CET1) to risk-weighted assets	11.73%	11.41%	11.22%
Tier 1 capital to risk-weighted assets	11.73	11.41	11.22
Total capital to risk-weighted assets	13.36	13.04	12.90
Tier 1 capital to average assets	8.76	9.01	9.09

Bank Capital
Common Equity Tier 1(CET1) to risk-weighted assets	10.98	10.65	10.42
Tier 1 capital to risk-weighted assets	10.98	10.65	10.42
Total capital to risk-weighted assets	11.87	11.53	11.31
Tier 1 capital to average assets	8.19%	8.42%	8.45%

(1)	Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of and for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share data)	2019	2019	2018
Tangible common
Total shareholders' equity	$125,732	$122,157	$114,164
Less:
Goodwill	19,686	23,239	24,811
Assets held for sale(1)	3,553	—	—
Other intangibles, net	36	88	565
Tangible common equity	$102,457	$98,830	$88,788

Common shares outstanding, end of period	7,983,866	7,983,866	7,968,420
Tangible common book value per share	$12.83	$12.38	$11.14

Net income, as reported	$2,406	$1,404	$1,689
Less: Preferred stock dividends	—	—	255
Income available to common shareholders	$2,406	$1,404	$1,434
Return on tangible common equity (annualized)	9.39%	5.68%	6.46%

Efficiency
Non-interest expense	$13,442	$14,659	$12,176
Less: Amortization	52	142	208
Less: Goodwill impairment	—	1,572	—
Adjusted non-interest expense	$13,390	$12,945	$11,968

Net interest income	$7,940	$7,960	$7,788
Non-interest income	8,788	8,586	6,638
Less: Net gain on sale of securities	119	—	—
Total income	$16,609	$16,546	$14,426
Efficiency ratio	80.62%	78.24%	82.96%

Total income before non-interest expense	$16,628	$16,624	$14,408
Less: Net gain on sale of securities	119	—	—
Plus: provision for (recovery of) credit losses	100	(78)	18
Gross revenue	$16,609	$16,546	$14,426

(1)	Goodwill held for sale related to the sale of the Los Angeles-based Fixed Income Team

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of and for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share data)	2019	2019	2018
Adjusted Net Income Available To Common Shareholders
Net income available to common shareholders	$2,406	$1,404	$1,434
Plus: Goodwill impairment including income tax impact	—	1,182	—
Adjusted net income available to shareholders	$2,406	$2,586	$1,434

Adjusted Earnings Per Share
Earnings per share	$0.30	$0.18	$0.19
Plus: Goodwill impairment including income tax impact	—	0.15	—
Adjusted earnings per share	$0.30	$0.33	$0.19

Adjusted Return on Average Assets (annualized)
Return on average assets	0.80%	0.50%	0.65%
Plus: Goodwill impairment including income tax impact	—	0.41	—
Adjusted return on average assets	0.80%	0.91%	0.65%

Adjusted Return on Average Shareholders' Equity (annualized)
Return on average shareholders' equity	7.74%	4.61%	6.01%
Plus: Goodwill impairment including income tax impact	—	3.89	—
Adjusted return on average shareholders' equity	7.74%	8.50%	6.01%

Adjusted Return on Tangible Common Equity (annualized)
Return on tangible common equity	9.39%	5.68%	6.46%
Plus: Goodwill impairment including income tax impact	—	4.83	—
Adjusted return on tangible common equity	9.39%	10.51%	6.46%